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                                   EXHIBIT 12


              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)




                                                                PREDECESSOR                      FISCAL        FISCAL
                                               ----------------------------------------------     YEAR       SIX MONTHS
                                                            YEAR ENDED DECEMBER 31                ENDED         ENDED
                                               ----------------------------------------------   DECEMBER 28,  JUNE 28,
                                                 1993        1994         1995        1996        1997          1998
                                               ----------  ----------  -----------  ---------   ----------  --------------

Earnings before income taxes and fixed charges:
     Income from continuing operations
       before income taxes                       $ 6,997    $  8,540     $ 10,240    $ 6,620     $ (2,748)       $  1,697

     Add interest on indebtedness, net               308         920        1,470      1,310       12,400           8,545
     Add amortization of debt expense                  -           -            -          -            -             168
     Add estimated interest factor
       for  rentals                                2,054       1,800        2,733      1,800        5,867           2,942
                                                 -------    --------     --------    -------     --------        --------

Earnings before income taxes and
   fixed charges                                 $ 9,359    $ 11,260     $ 14,443    $ 9,730     $ 15,519        $ 13,352
                                                 =======    ========     ========    =======     ========        ========


Fixed charges:
     Interest on indebtedness                      $ 308       $ 920     $  1,470    $ 1,310     $ 12,400        $  8,545
     Amortization  of debt expense                     -           -            -          -            -             168
     Estimated interest factor for rentals         2,054       1,800        2,733      1,800        5,867           2,942
                                                 -------    --------     --------    -------     --------        --------

                                                 $ 2,362    $  2,720     $  4,203    $ 3,110     $ 18,267        $ 11,655
                                                 =======    ========     ========    =======     ========        ========

Ratio of earnings to fixed charges                   4.0         4.1          3.4        3.1       (a)                1.1



(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997




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